Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2021 Second Quarter Results
MALVERN, Pa. (August 10, 2021) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and sensor-based systems, today announced its results for its fiscal 2021 second fiscal quarter ended July 3, 2021.
Second Fiscal Quarter Highlights:
•Revenues of $75.3 million increased 27.4% from a year ago.
•Gross profit margin was 39.6% as compared to 39.1% reported a year ago.
•Adjusted gross profit margin* was 42.3%, as compared to 40.1% reported a year ago
•Operating margin was 6.5% as compared to 6.7% reported a year ago.
•Adjusted operating margin* was 12.2%, as compared to 8.4% reported a year ago.
•Diluted earnings per share of $0.29 as compared to $0.13 reported a year ago.
•Adjusted diluted net earnings per share* of $0.49, as compared to $0.27 reported a year ago.
•Cash from operating activities was $6.8 million with adjusted free cash flow* of $4.2 million.
•Book-to-bill ratio was 1.40.

Ziv Shoshani, Chief Executive Officer of VPG, commented, "Second fiscal-quarter sales of $75.3 million marked another solid quarter for VPG. Demand trends across our business were strong, as orders grew 23.3% sequentially to $105.4 million, which includes $7.1 million of backlog of Diversified Technical Systems, Inc. ("DTS"), which we added to the VPG platform on June 1, 2021. This resulted in a book-to-bill ratio of 1.40, which underscores our optimism for the second half of the year."
Mr. Shoshani said: "We executed well financially and operationally in the second fiscal quarter, generating an adjusted EBITDA margin of 16.6%. The integration of DTS is proceeding on track. Given our strong cash from operations and solid balance sheet, we continue to look for additional strong, profitable businesses such as DTS to add to our portfolio."
Second Fiscal Quarter and Six Month Financial Trends:
The Company's second fiscal quarter 2021 net earnings attributable to VPG stockholders were $3.9 million, or $0.29 per diluted share, compared to $1.8 million, or $0.13 per diluted share, in the second fiscal quarter of 2020.
The second fiscal quarter 2021 adjusted net earnings* attributable to VPG stockholders were $6.7 million, or $0.49 per diluted share, compared to $3.6 million, or $0.27 per diluted share in the second fiscal quarter of 2020.
In the six fiscal months ended July 3, 2021, net earnings attributable to VPG stockholders were $8.9 million, or $0.65 per diluted share, compared to $5.1 million, or $0.37 per diluted share, in the six fiscal months ended June 27, 2020.
In the six fiscal months ended July 3, 2021, adjusted net earnings* attributable to VPG stockholders were $10.9 million, or $0.80 per diluted share, compared to $6.8 million, or $0.50 per diluted share in the six fiscal months ended June 27, 2020.

Non-cash Impairment Charge:
As a result of our regular review of goodwill and indefinite-lived intangible assets during the second quarter of 2021, we recorded a $1.2 million pre-tax, non-cash impairment charge to reduce the carrying value of the goodwill and indefinite-lived intangible assets related to our Pacific Instruments business, which is part of the Foil Technology Products reporting segment.

Segments:
Foil Technology Products segment revenue of $33.3 million in the second fiscal quarter of 2021 increased 4.8% from $31.8 million in the second fiscal quarter of 2020; sequentially, revenue increased 1.8% compared to $32.7 million in the first quarter of 2021. The year-over-year increase in revenue was primarily attributable to an increase in our advanced sensors product line, primarily in our general industrial market and an increase in our Pacific Instrument product line in the Avionics, Military and Space market. Sequentially, the increase in revenue was primarily driven by higher sales of precision foil resistors in the test and measurements market, partially offset by lower revenue to the Avionics, Military and Space market. In addition, the sequential increase in revenue in our Pacific Instrument product line in the Avionics, Military and Space market was partially offset by lower revenue of advanced sensors in our other markets.
Gross profit margin for the Foil Technology Products segment was 38.9% (or 42.6% adjusted to exclude the impact of $1.2 million of start-up costs related to our new advanced sensors facility and the impact of COVID-19) for the second fiscal quarter of 2021, which decreased compared to 41.8% (or 41.7% adjusted to exclude the impact of COVID-19) in the second fiscal quarter of 2020, and to 39.9% (or 40.4% adjusted to exclude the impact of COVID-19 and the impact of $0.1 million of start-up costs related to the new advanced sensors facility) in the first fiscal quarter of 2021. The year-over-year increase in adjusted gross profit margin was primarily due to higher volume and favorable product mix. Sequentially, the higher adjusted gross profit margin was primarily due to manufacturing efficiencies, an increase in inventory and higher volume.
Force Sensors segment revenue of $17.2 million in the second fiscal quarter of 2021 increased 93.1% compared to $8.9 million in the second fiscal quarter of 2020 and was 1.7% higher than $16.9 million in the first quarter of 2021. The year-over-year increase primarily reflected operational limitations in the second fiscal quarter of 2020 from the COVID pandemic at our facility in India. The sequential increase was primarily due to higher revenue in our Other markets, mainly in consumer and construction.
Gross profit margin for the Force Sensors segment was 34.7% (or, 35.4% adjusted to exclude the impact of COVID-19) for the second fiscal quarter of 2021, which was an increase compared to 11.6% (or 19.6% adjusted to exclude the impact of COVID-19) in the second fiscal quarter of 2020, and 35.7% (or 36.0% adjusted to exclude the impact of COVID-19) in the first fiscal quarter of 2021. The year-over-year increase in adjusted gross profit margin was primarily due to higher revenue and an increase in inventory. Sequentially, the decline in adjusted gross profit margin was primarily due to unfavorable foreign exchange rates, partially offset by increases in inventory and volume.
Weighing and Control Systems ("WCS") segment revenue of $24.8 million in the second fiscal quarter of 2021 increased 34.5% year-over-year from $18.4 million in the second fiscal quarter of 2020 and was 18.5% higher than $20.9 million in the first fiscal quarter of 2021. The year-over-year increase in revenue was primarily attributable to the addition of revenue for DTS, higher revenue of our onboard weighing products for the transportation market, higher revenue of our process weighing solutions for the industrial market, and higher revenue of our Dynamic Systems, Inc. ("DSI") products for the steel market, which was partially offset by lower revenue of KELK steel-related products. Sequentially, the increase in revenue was primarily due to the acquisition of DTS and higher revenue of process weighing solutions and KELK products.
Gross profit margin for the Weighing and Control Systems segment was 43.9% (or 46.6% adjusted to exclude the $0.9 million of purchase accounting adjustments related to the DTS acquisition and the impact of COVID-19), compared to 47.6% (or 47.3% adjusted to exclude the purchase accounting adjustments related to the DSI acquisition and the impact of COVID-19), in the second fiscal quarter of 2020, and 45.6% (or, 44.3% adjusted to exclude the purchase accounting adjustments related to the DSI acquisition and the impact of COVID-19) in the first fiscal quarter of 2021. The year-over-year decrease in adjusted gross profit margin reflected an unfavorable product mix, partially offset by the addition of DTS and favorable exchange rates. The sequential increase in adjusted gross profit margin was mainly due to higher revenue and the addition of DTS.

Impacts From the Global COVID-19 Pandemic:
As of August 10, 2021, all of the Company’s facilities are open and operational. The Company is continuing to maintain COVID-19 best practices it believes are warranted with respect to working conditions. Nonetheless, given the ongoing uncertainty concerning the magnitude and duration of the COVID-19 pandemic around the world, any ongoing economic disruption may adversely affect the Company’s business and financial results.

Near-Term Outlook:
“We expect net revenues to grow sequentially and be in the range of $81 million to $87 million for the third fiscal quarter of 2021, at constant second fiscal quarter 2021 exchange rates,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information:
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, and the impacts of COVID-19 costs. We define "adjusted operating margin" as operating margin before purchase accounting adjustments, start-up costs, COVID-19 costs, impairment of goodwill and indefinite-lived-intangible assets, acquisition costs and restructuring costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustments, start-up costs, COVID-19 costs, impairment of goodwill and indefinite-lived-intangible assets, acquisition costs, restructuring costs, foreign exchange gains and losses, and associated tax effects. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization before purchase accounting adjustments, start-up costs, COVID-19 costs, impairment of goodwill and indefinite-lived-intangible assets, acquisition costs, restructuring costs, and foreign exchange gains and losses. "Adjusted free cash flow" for the second fiscal quarter of 2021 is defined as the amount of cash generated from operating activities ($6.8 million), in excess of our capital expenditures ($2.6 million), net of proceeds, if any, from the sale of assets ($0.0 million).
Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and our Quarterly Reports on Forms 10-Q.
Conference Call and Webcast:
A conference call will be held today (August 10, 2021) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 5366135, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10157997. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.

About VPG:
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its’ weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.

Forward-Looking Statements:
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, health (including the COVID-19 pandemic) and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; the Company’s status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; the Company’s ability to execute its business continuity, operational and budget plans in light of the COVID-19 pandemic; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
steve.cantor@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	July 3, 2021	June 27, 2020
Net revenues	$75,339	$59,146
Costs of products sold	45,541	36,036
Gross profit	29,798	23,110
Gross profit margin	39.6%	39.1%

Selling, general, and administrative expenses	22,453	18,640
Acquisition costs	1,198	—
Impairment of goodwill and indefinite-lived intangibles	1,223	—
Restructuring costs	—	499
Operating income	4,924	3,971
Operating margin	6.5%	6.7%

Other income (expense):
Interest expense	(273)	(267)
Other	(326)	(1,273)
Other income (expense)	(599)	(1,540)

Income before taxes	4,325	2,431

Income tax expense	262	684

Net earnings	4,063	1,747
Less: net earnings (loss) attributable to noncontrolling interests	143	(12)
Net earnings attributable to VPG stockholders	$3,920	$1,759

Basic earnings per share attributable to VPG stockholders	$0.29	$0.13
Diluted earnings per share attributable to VPG stockholders	$0.29	$0.13

Weighted average shares outstanding - basic	13,618	13,571
Weighted average shares outstanding - diluted	13,646	13,609

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Six fiscal months ended
	July 3, 2021	June 27, 2020
Net revenues	$145,928	$126,842
Costs of products sold	87,508	78,667
Gross profit	58,420	48,175
Gross profit margin	40.0%	38.0%

Selling, general, and administrative expenses	44,636	38,931
Acquisition costs	1,198	—
Impairment of goodwill and indefinite-lived intangibles	1,223	—
Restructuring costs	—	629
Operating income	11,363	8,615
Operating margin	7.8%	6.8%

Other income (expense):
Interest expense	(578)	(728)
Other	247	(590)
Other income (expense)	(331)	(1,318)

Income before taxes	11,032	7,297

Income tax expense	2,026	2,258

Net earnings	9,006	5,039
Less: net earnings (loss) attributable to noncontrolling interests	125	(32)
Net earnings attributable to VPG stockholders	$8,881	$5,071

Basic earnings per share attributable to VPG stockholders	$0.65	$0.37
Diluted earnings per share attributable to VPG stockholders	$0.65	$0.37

Weighted average shares outstanding - basic	13,605	13,556
Weighted average shares outstanding - diluted	13,638	13,598

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	July 3, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$73,456	$98,438
Accounts receivable, net	51,818	45,339
Inventories:
Raw materials	25,858	21,894
Work in process	27,560	21,534
Finished goods	24,060	18,920
Inventories, net	77,478	62,348

Prepaid expenses and other current assets	15,698	15,761
Total current assets	218,450	221,886

Property and equipment:
Land	4,269	4,282
Buildings and improvements	68,118	67,581
Machinery and equipment	118,543	115,717
Software	9,431	10,026
Construction in progress	3,807	6,341
Accumulated depreciation	(127,611)	(128,931)
Property and equipment, net	76,557	75,016

Goodwill	45,732	31,105
Intangible assets, net	54,474	32,039
Operating lease right-of-use assets	25,451	21,788
Other assets	19,633	20,053
Total assets	$440,297	$401,887

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	July 3, 2021	December 31, 2020
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$11,061	$10,487
Payroll and related expenses	16,818	17,595
Other accrued expenses	18,138	13,843
Income taxes	969	1,593
Current portion of operating lease liabilities	4,445	4,011
Current portion of long-term debt	—	18
Total current liabilities	51,431	47,547

Long-term debt, less current portion	60,670	40,626
Deferred income taxes	8,345	3,403
Operating lease liabilities	22,346	19,504
Other liabilities	15,747	16,263
Accrued pension and other postretirement costs	15,840	16,687
Total liabilities	174,379	144,030

Commitments and contingencies

Equity:
Common stock	1,322	1,317
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	197,856	197,764
Retained earnings	108,956	100,075
Accumulated other comprehensive loss	(33,546)	(32,671)
Total Vishay Precision Group, Inc. stockholders' equity	265,926	257,823
Noncontrolling interests	(8)	34
Total equity	265,918	257,857
Total liabilities and equity	$440,297	$401,887

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Six Fiscal Months Ended
	July 3, 2021	June 27, 2020
Operating activities
Net earnings	$9,006	$5,039
Adjustments to reconcile net earnings to net cash provided by operating activities:
Impairment of goodwill and indefinite-lived intangibles	1,223	—
Depreciation and amortization	7,108	6,312
Loss from extinguishment of debt	—	30
Loss (gain) on sale of property and equipment	44	(143)
Share-based compensation expense	942	757
Inventory write-offs for obsolescence	1,135	1,302
Deferred income taxes	(1,110)	(146)
Other	(1,820)	25
Net changes in operating assets and liabilities:
Accounts receivable, net	(776)	2,077
Inventories, net	(7,744)	(1,383)
Prepaid expenses and other current assets	314	(632)
Trade accounts payable	1,715	1,228
Other current liabilities	2,341	2,229
Net cash provided by operating activities	12,378	16,695

Investing activities
Capital expenditures	(8,309)	(11,018)
Proceeds from sale of property and equipment	16	378
Purchase of business, net of cash acquired	(47,216)	156
Net cash used in investing activities	(55,509)	(10,484)

Financing activities
Principal payments on long-term debt	(18)	(3,418)
Proceeds from revolving facility	20,000	—
Debt issuance costs	—	(402)
Purchase of noncontrolling interest	—	(253)
(Distributions to) contributions from noncontrolling interests	(167)	117
Payments of employee taxes on certain share-based arrangements	(846)	(813)
Net cash provided by (used in) financing activities	18,969	(4,769)
Effect of exchange rate changes on cash and cash equivalents	(820)	(1,155)
(Decrease) increase in cash and cash equivalents	(24,982)	287

Cash and cash equivalents at beginning of period	98,438	86,910
Cash and cash equivalents at end of period	$73,456	$87,197

Supplemental disclosure of investing transactions:
Capital expenditures purchased	$(6,353)	$(10,290)
Capital expenditures accrued but not yet paid	$606	$455

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Three months ended	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
As reported - GAAP	$29,798	$23,110	$4,924	$3,971	$3,920	$1,759	$0.29	$0.13
As reported - GAAP Margins	39.6%	39.1%	6.5%	6.7%
Acquisition purchase accounting adjustments	919	41	919	41	919	41	0.07	—
Acquisition costs		—	1,198	—	1,198	—	0.09	—
COVID-19 impact	(26)	558	(242)	443	(242)	443	(0.02)	0.03
Start-up costs	1,159	—	1,159	—	1,159	—	0.08	—
Impairment of goodwill and indefinite-lived intangibles		—	1,223	—	1,223	—	0.09	—
Restructuring costs		—	—	499	—	499	—	0.04
Foreign exchange (gain)/loss		—		—	174	1,185	0.01	0.09
Less: Tax effect of reconciling items and discrete tax items		—		—	1,639	340	0.12	0.02
As Adjusted - Non GAAP	$31,850	$23,709	$9,181	$4,954	$6,712	$3,587	$0.49	$0.27
As Adjusted - Non GAAP Margins	42.3%	40.1%	12.2%	8.4%

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Six fiscal months ended	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
As reported - GAAP	$58,420	$48,175	$11,363	$8,615	$8,881	$5,071	$0.65	$0.37
As reported - GAAP Margins	40.0%	38.0%	7.8%	6.8%
Acquisition purchase accounting adjustments	930	556	930	556	930	556	0.07	0.04
Acquisition costs		—	1,198	—	1,198	—	0.09	—
COVID-19 impact	(177)	558	(685)	443	(685)	443	(0.05)	0.03
Start-up costs	1,288	—	1,288	—	1,288	—	0.09	—
Impairment of goodwill and indefinite-lived intangibles	—	—	1,223	—	1,223	—	0.09	—
Restructuring costs			—	629	—	629	—	0.05
Foreign exchange (gain)/loss					(561)	285	(0.04)	0.02
Less: Tax effect of reconciling items and discrete tax items					1,406	147	0.10	0.01
As Adjusted - Non GAAP	$60,461	$49,289	$15,317	$10,243	$10,868	$6,837	0.80	$0.50
As Adjusted - Non GAAP Margins	41.4%	38.9%	10.5%	8.1%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	July 3, 2021	June 27, 2020	April 3, 2021
Foil Technology Products
As reported - GAAP	$12,942	$13,286	$13,039
As reported - GAAP Margins	38.9%	41.8%	39.9%
COVID-19 impact	94	(38)	53
Start-up costs	$1,159		$129
As Adjusted - Non GAAP	$14,195	$13,248	$13,221
As Adjusted - Non GAAP Margins	42.6%	41.7%	40.4%

Force Sensors
As reported - GAAP	$5,969	$1,038	$6,039
As reported - GAAP Margins	34.7%	11.6%	35.7%
COVID-19 impact	127	705	64
As Adjusted - Non GAAP	$6,096	$1,743	$6,103
As Adjusted - Non GAAP Margins	35.4%	19.6%	36.0%

Weighing and Control Systems
As reported - GAAP	$10,887	$8,786	$9,544
As reported - GAAP Margins	43.9%	47.6%	45.6%
Acquisition purchase accounting adjustments	919	41	11
COVID-19 impact	(247)	(109)	(268)
As Adjusted - Non GAAP	$11,559	$8,718	$9,287
As Adjusted - Non GAAP Margins	46.6%	47.3%	44.3%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarter ended
	July 3, 2021	June 27, 2020	April 3, 2021
Net earnings attributable to VPG stockholders	$3,920	$1,759	$4,961
Interest Expense	273	267	305
Income tax expense	262	684	1,764
Depreciation	2,829	2,509	2,907
Amortization	757	604	615
EBITDA	8,041	$5,823	$10,552
EBITDA MARGIN	10.7%	9.8%	14.9%
Impairment of goodwill and indefinite-lived intangibles	1,223	—	—
Acquisition purchase accounting adjustments	919	41	11
Acquisition costs	1,198	—	—
Restructuring costs	—	499	—
COVID-19 impact	(242)	443	(443)
Start-up costs	1,159	—	129
Foreign exchange (gain)/loss	174	1,185	(735)
ADJUSTED EBITDA	$12,472	$7,991	$9,514
ADJUSTED EBITDA MARGIN	16.6%	13.5%	13.5%